INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

PRELIMINARY INFORMATION STATEMENT
DATE: APRIL 9, 2004
                             KLEVER MARKETING, INC.
                          350 WEST 300 SOUTH, SUITE 201
                           SALT LAKE CITY, UTAH 84101

PAYMENT OF FILING FEE:   NO FEE REQUIRED

                              INFORMATION STATEMENT
              CONCERNING AMENDMENT OF CERTIFICATE OF INCORPORATION

GENERAL

The following is information given by KLEVER MARKETING, INC., a Delaware corporation (the "Company"), to its shareholders prior to seeking the consent of the shareholders pursuant to Section 228(a) of the Delaware General Corporation Law to amendment of the Company's Certificate of Incorporation to increase the number of authorized shares.

 WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

VOTING RIGHTS AND OUTSTANDING SHARES

As of March 26, 2004, there were outstanding 35,351,267 common shares and convertible preferred stock that have the right convert into 10,236,652 common shares. Thus, there were as of such date a total of 45,587,919 common and common equivalent shares. Holders of common stock are entitled to one vote for each such share so held of record. Holders of preferred stock are entitled to one vote for each share of common stock into which such preferred stock is convertible. Each share of preferred stock is convertible into a formula determined number of common stock, which formula is dependant upon the price that the Company sold or issued common stock. This formula prevents the preferred Stock from dilution. Stockholders of record at the close of business on the Record Date are entitled to vote on the proposal to amend the Certificate of Incorporation. A written consent signed by the holders of a majority of the total number of shares issued and outstanding on the Record Date will constitute approval by the Stockholders of the proposed amendment. Abstentions and "broker non-votes" (which occur if a broker or other nominee does not have discretionary authority and has not received voting instructions from the beneficial owner with respect to the particular item) are counted for purposes of determining whether or not a majority of the share of Stock entitled to vote has signed written consents in favor of the amendment of the Certificate of Incorporation.


--------------------------------------------------------------------------------
                PROPOSAL TO AMEND TO CERTIFICATE OF INCORPORATION

--------------------------------------------------------------------------------

On March 30, 2004 the Board of Directors considered, and approved for recommendation to the stockholders an amendment to the Certificate of Incorporation. The Certificate of Incorporation, as currently in force, provides that the Company is authorized to issue up to 50,000,000 shares of common stock, par value $.01 per share. The proposed amendment provides for an increase in the number of shares of common stock the Company would be authorized to issue in the future, from 50,000,000 shares to 175,000,000 shares. This increase is needed to provide sufficient authorized common stock for the current and future needs of the Company.

The Board of Director's recommendation was based upon two reasons. First, additional authorized shares are needed to be held in reserve in the event the already existing options, warrants, convertible debt and convertible preferred stock are exercised resulting in the issuance of additional shares of common stock (collectively "Prospective Stock Rights"). Currently there are 35,351,267 shares of common stock issued and outstanding. The number of shares of common stock that could result from the Prospective Stock Rights is 28,722,872 shares. Given the currently authorized 50,000,000 shares, there would be an over-issuance of 14,074,139 shares if all of the Prospective Stock Rights were to be exercised. Thus, an increase in authorized common stock is needed to provide for the possible exercise of these Prospective Stock Rights.

The approval of the proposed amendment would, in essence, be a defacto approval of these Prospective Stock Rights since but for this increase in authorized shares, these Prospective Stock Rights may not be funded. This factor should be considered in determining whether or not to approve the proposed amendment.

The following is a summary of the Prospective Stock Rights that if exercised would result in the potential over-issuance.

   ---------------------------------------- ----------------------------------------------- -------------------------------------
   TYPE OF STOCK                            CONVERSION RIGHTS                               NO. OF COMMON SHARES

   ---------------------------------------- ----------------------------------------------- -------------------------------------
   Preferred  Stock (these were generally   Each share of Preferred Stock may at any time   1,684,340
   sold to raise needed operating capital)  be converted into Common Stock; this is the initial conversion number.
   ---------------------------------------- ----------------------------------------------- -------------------------------------
                                            In addition to the in itial conversion rights,  8,552,312
                                            the number of Common Stock is increased
                                            pursuant to the below described anti-
                                            dilution factor.
   ---------------------------------------- ----------------------------------------------- -------------------------------------
                                            Each share of Preferred Stock provides for      530,645
                                            cumulative dividends that at the discretion
                                            of the Board of Directors may be paid in .0425
                                            shares of Preferred Stock payable semi-
                                            annually, which dividend shares may then be
                                            converted at any time into Common Stock
   ---------------------------------------- ----------------------------------------------- -------------------------------------
   Convertible debt (this debt was          The debt holders listed below have a right to   10,952,814
   usually  given for barrowed capital or   convert their debt at any time into common
   for provided services)                   stock based upon a $1 per share value or the
                                            current reset price.
   ---------------------------------------- ----------------------------------------------- -------------------------------------
   Options and Warrants (the bulk of        These may be exercised at any time prior to     7,002,761
   these were given to  directors,          their expiration date (most all expire prior
   management  and  employees as            to 9/13/07) upon payment of their strike
   supplemental compensation)               price (471,213 have a strike price of $0.05
                                            or  less,  3,867,000  have a  strike
                                            price  of  $0.06,   700,000  have  a
                                            strike  price of  between  $0.07 and
                                            $0.50,  130,303  with a strike price
                                            of  between  $0.51  and  $0.99,  and
                                            1,834,245  with a  strike  price  of
                                            $1.00 or more
   ---------------------------------------- ----------------------------------------------- -------------------------------------
   TOTAL                                                                                     28,722,872
   ---------------------------------------- ----------------------------------------------- -------------------------------------

         The Preferred Stock has an anti-dilution conversion factor which is designed to cause the Preferred Stock to be converted into additional Common Stock if the Company sells Common Stock for less than the Preferred Stock's initial conversion price of $2.60 (subject to adjustment) for class A Preferred Stock, $1.70 (subject to adjustment) for class B Preferred Stock and $0.66 (subject to adjustment) for class C Preferred Sock. This anti-dilution formula is designed to effectuate the conversion based upon the premise that the converted value of the Preferred Stock is to remain constant. The factor looks to the average issue price over the most recent 12 months to determine the current value of the Common Stock. Thus, if the value of the Common Stock decreases, based upon this one year average issuance price, then in order to maintain the value of the converted Preferred Stock, additional shares of Common Stock need to be issued upon the Preferred Stock's conversion. As a result of a significant decrease in the issuance price, as compared to the initial conversion price of each class of preferred shares provided above, the number of conversion Common Stock has grown as provided for above.

The second reason for the proposed amendment is to provide sufficient common shares to generate needed operating funds. The Company is in the process of seeking additional equity capital investments to satisfy the Company's short term and long term financing needs. Currently, the Company has no source for operating funds or funds to complete its research, development and deployment so that it can commence full-scale operations. The Company plans on obtaining this needed financing through equity investment. Although the Company is in discussion with a couple different potential investors, it has not yet secured this funding and does not currently have specific plans or arrangements for when or what form that either of these financing will occur. The Company is considering several different equity investors as well as several different forms that this equity investment may take. The Company is considering raising about $600,000 for current operations through equity investment or debt with a convertible equity right. It is anticipated that this will require the issuance or potential issuance of about 10,000,000 common shares. The Company believes that to complete its research, development and commencement of operations that an additional infusion of $6,000,000 to $9,000,000 is needed. It is anticipated that this would require the issuance of about 75,000,000 shares. Thus, a total of 85,000,000 shares are needed for current and future operations.

One of the options that the Company is considering with respect to this long-term equity financing is to enter into an agreement for the sale of common shares each month to a single investor over the next approximately four-eight months. This equity funding would require the registration of the shares being purchased by the investor with the Securities and Exchange Commission. This would permit this purchaser/investor to sell part or all of the purchased shares to the public. The Company is also considering investors that would not require a registration with the Securities and Exchange Commission of the newly issued shares.

In summary, the proposed amendment to the Certificate of Incorporation is for the purpose of increasing the number of authorized common shares from 50,000,000 to 175,000,000. Approximately 40,000,000 of these additional 125,000,000 shares will be held in reserve for the Prospective Stock Rights, with the balance, 85,000,000 for current operations and for long-term financing for research, development and deployment.

When the Company first commenced upon obtaining approval for the increase in capitalization its shares were being traded for $.10 to $.15. Assuming the additional authorized shares would be sold for a similar price, the additional number of authorized shares would have been sufficient to raise the needed $6 to $9 million dollars. Since that time the trading price has decreased to about $.07 per share. If this figure is used, then there would not be sufficient authorized shares to raise the needed $6 to $9 million dollars. However, because of a relative light trading volume and a delay in obtaining needed equity funding, the Company does not believe that this trading price is an accurate reflection upon the true value of the Company. As indicated, the Company intends to raise an initial small amount of equity. It is thought that once this equity has been raised and the Company is then able to show financial ability to initiate its business plan that its share price would respond positively. This would permit the later equity funding to take place at a time when the trading stock price would have rebounded. This would mean the larger equity funding could be based upon the increased trading price. If so, the share volume and equity raised numbers would be accurate. In addition one of the equity funding being pursued would acquire a significant portion of the Company and thus, would be looking to the Company's assets value in determining the value of the stock rather than the currently low trading price. The Company believes that this approach would also result in a higher true value for the shares to be issued. In either case, the Company continues to believe that the above increase in authorized shares will permit the raising of the $6 to $0 million dollars.

The Company recognizes that this large increase in the number of authorized shares could be viewed as an anti-takeover action. The Company does not, however, have any knowledge of any specific effort to accumulate the Company's securities or to obtain control of the Company and it is not the Company's intention to use such additional authorized shares for any type of anti-takeover purpose. However, the potential for such is present and should be considered in determining whether or not to approve the proposed amendment. For your information, neither the Company's certificate of incorporation nor its by-laws presently contain any provisions having an anti-takeover effect, nor does the Company intend to propose any anti-takeover measures in future proxy solicitations, adopt any anti-takeover provision, or enter into any other arrangements that may have material anti-takeover consequences.

CONSENT REQUIRED FOR APPROVAL. The written consent of a majority of the shares of the issued and outstanding Stock entitled to vote is required to approve the proposal to amend the Certificate of Incorporation.

                               SECURITY OWNERSHIP

The following table sets forth, as of March 26, 2004, certain information regarding the ownership of the Company's common stock and common equivalent stock by the indicated shareholders.


====================================================================================================================================

                                    KLEVER MARKETING PRINCIPAL SHAREHOLDERS & OFFICERS/DIRECTORS
                                                               4/9/04

                                                             Preferred                                               Additional
                                                               Shares                                                Shares as a
                                             Outstanding       Issued                    Options &       Unpaid     Result of the
                                            Common Shares     (Common    Convertible      Warrant       Dividend      Preferred
    TOP HOLDERS                                 Issued        Equiv.)    Debt Shares      Shares         Shares      Reset Price
    -----------------------------------------------------------------------------------------------------------------------------
    Olson Foundation & Affiliated Entities       4,078,656      951,170    9,418,228             0         290,333     4,030,895
    -----------------------------------------------------------------------------------------------------------------------------
    Paul Begum & Affiliated                      3,158,807       15,380            0       237,000            5581       144,046
    Entities
    -----------------------------------------------------------------------------------------------------------------------------
    Seabury Entities                                     0      717,790    1,435,666       412,936         234,731     4,377,371
    -----------------------------------------------------------------------------------------------------------------------------
    Primavera                                    3,252,771            0            0             0               0             0
    -----------------------------------------------------------------------------------------------------------------------------
    Arbinger                                     3,490,756            0       42,511       194,353               0             0
    -----------------------------------------------------------------------------------------------------------------------------

    DIRECTORS, OFFICERS & EMPLOYEES
    -----------------------------------------------------------------------------------------------------------------------------
    Bailey & Affiliated Entities                 3,244,914            0            0       520,000               0             0
    -----------------------------------------------------------------------------------------------------------------------------
    D. Paul Smith                                  168,612            0        2,599     1,261,225               0             0
    -----------------------------------------------------------------------------------------------------------------------------
    Michael L. Mills                                23,182            0            0       512,000               0             0
    -----------------------------------------------------------------------------------------------------------------------------
    Richard J. Trout                                65,645            0            0     1,028,278               0             0
    -----------------------------------------------------------------------------------------------------------------------------
    William J. Dupre                               400,000            0            0       200,000               0             0
    -----------------------------------------------------------------------------------------------------------------------------
    C. Terry Warner                                 27,500            0            0       612,747               0             0
    -----------------------------------------------------------------------------------------------------------------------------
    Danny Warner                                         0            0            0       200,000               0             0
    -----------------------------------------------------------------------------------------------------------------------------
    Other Employees                                811,805            0            0       350,000               0             0
    -----------------------------------------------------------------------------------------------------------------------------

    -----------------------------------------------------------------------------------------------------------------------------
    Other Existing Shareholders                 16,628,620            0       53,810     1,474,222               0             0
    -----------------------------------------------------------------------------------------------------------------------------

    TOTAL # SHARES                              35,351,267    1,684,340   10,952,814     7,002,761         530,645     8,552,312

====================================================================================================================================


                                            By Order of the Board of Directors


                                            /s/D. Paul Smith
                                            Corporate Secretary
                                            Salt Lake City, Utah